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                                                                    EXHIBIT 10.1

                                AMENDMENT NO. 4

                                       TO

                               LICENSE AGREEMENT

     This Amendment No. 4 ("Amendment No. 4") to License Agreement dated February 2, 1996, as amended by Amendment No. 1 to License Agreement ("Amendment No. 1") dated February 21, 1997, Amendment No. 2 to License Agreement ("Amendment No. 2") made effective as of April 1, 1998 and Amendment No. 3 to License Agreement ("Amendment No. 3") made as of November 10, 1998 (collectively, the "License Agreement") is made effective as of February 19, 1999 by and between RICOR Racing and Development L.P., a California limited partnership ("Licensor"), Ricor, Inc., a California corporation ("Ricor, Inc."), Edelbrock Corporation, a Delaware corporation ("Licensee"), and Mr. Don Richardson, an individual residing in the State of California.

                                    RECITALS

          A. Licensor possesses certain intellectual property rights, including patent rights, trademark rights, trade secrets, proprietary information, technical information, know-how and use data relating to manufacturing techniques and design specifications for shock absorbers.

          B. Licensor and Licensee entered into the License Agreement pursuant to which Licensee obtained an exclusive license to make, use and sell such shock absorbers in a certain territory and in certain markets subject to the terms, conditions and restrictions set forth in the License Agreement.

          C. Licensor and Licensee desire to amend the License Agreement pursuant and subject to the terms and conditions of this Amendment No. 4.

          In consideration of these premises and of the mutual promises contained in this Amendment No. 4 and in the License Agreement, the parties hereby agree as follows:

     1. Definitions. Except as otherwise set forth herein, all defined terms as used herein shall have the same meaning as in the License Agreement, with the following exceptions:

          (a) Section 1(b) of Amendment No. 1 is eliminated in its entirety and Section 1.6 of the License Agreement is restated in its entirety as follows:

          1.6 Field of Use. "Field of Use" means all markets and applications including, but not limited to, the OEM market and non-OEM aftermarket, for all applications that have the ability to utilize the Licensed Items and Technical Information (excluding military vehicle applications sold to the French military in the country of France and racing applications in Europe and Africa as defined in the letter Agreement dated September 28, 1995, by and between Don Richardson and Pierre DeFrenne and applications for use in bicycles).


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          (b)  Sections 1.5, 1.12 and 1.17 of the License Agreement, Sections
1(a) and 1(c) of Amendment No. 1 and Section 1(a) of Amendment No. 2 are eliminated in their entirety.

     2. Grant of License. Section 2 of Amendment No. 3 is eliminated in its entirety and Section 2.1 of the License Agreement is restated as follows:

          2.1 Grant of License. Licensor hereby grants to Licensee solely within the Field of Use, the worldwide non-transferable exclusive right and license to use the Technical Information and under the Licensed Patents and Trademarks, to manufacture, have manufactured use, sell, advertise and distribute Licensed Items and Advertising Material.

     3. Additional Performance Standards. Section 3 of Amendment No. 1 entitled Additional Performance Standards is eliminated in its entirety.

     4.   OEM Provisions. Section 6 of Amendment No. 1 entitled OEM Provisions,
Section 7(a) of Amendment No. 1 and Sections 1 and 5 of Amendment No. 3 are eliminated in their entirety.

     5.   Advances, Loans and Royalties

          (a)  Section 3 of Amendment No. 3 is eliminated in its entirety and
Section 2.5(a) of the License Agreement is restated as follows:

          (a) Royalties Payable on Sales by Licensee. Subject to paragraph (f) below, for all sales made in 1999 or thereafter, Licensee shall pay to Licensor a 6% royalty on sales of Licensed Items.

          (b) Section 2.5(b) of the License Agreement is eliminated in its entirety and restated as follows:

          (b) Royalties Payable on Sales by Sublicensees and on Sales of Piston Assembly. In the event any sublicense is granted by Licensee hereunder, including sublicenses to OEMs, Licensee shall pay to Licensor an amount equal to 50% of all royalties including any other fees or amounts received from any such sublicensee with respect to any such sublicense (excluding amounts received as reimbursement of expenses, indemnification payments and the like); provided, that in the event Licensee enters into a sublicense with any direct or indirect Affiliate of Licensee, Licensor shall receive the same royalty for Licensed Items sold by any such sublicensee as if such Licensed Items had been sold by Licensee.

          One hundred percent (100%) of any fees paid by sublicensees pursuant to the above sentence shall be taken into account for


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          purposes of determining if Licensee has met the Minimum Annual Net
          Sales goals provided for in Section 8.1(b) and all amounts paid to Licensor pursuant to the above sentence shall be taken into account for purposes of determining if Licensee has paid the aggregate royalty payable on the total minimum annual Net Sales Price as provided for in
          Section 8.1(d).

          For all sales by Licensee into the OEM market of piston assemblies manufactured by Licensee containing Licensed Items, Licensor and Licensee shall negotiate in good faith the royalty to be paid to Licensor provided that such royalty shall result in the profit Licensee retains not exceeding a mark up of actual costs incurred by Licensee of 1.54% (a 35% gross margin), net of deduction of the royalty paid to Licensor. For any sales made by Licensee pursuant to the immediately preceding sentence, 100% of the sales made by Licensee containing Licensed Items shall be taken into account for determining if Licensee has met the Minimum Annual Net Sales goals provided for in
          Section 8.1(b), and the proportionate royalty paid to Licensor shall be taken into account for purposes of determining if Licensee has paid the aggregate royalty on the total minimum annual Net Sales Price as provided for in Section 8.1(d).

          (c)  Section 2(a) of Amendment No. 2 is deleted in its entirety and
Section 2.5(g) of the Licence Agreement is restated as follows:

          (g) Licensee shall pay to Licensor commencing January 1, 1999 and continuing for the term of the License Agreement minimum monthly royalty payments equal to 1/12 of the annual royalty required to be paid pursuant to the Minimum Annual Net Sales goals set forth in
          Section 8.1(b) of the License Agreement (as restated in this Amendment No. 4). Upon execution of this Amendment No. 4, Licensee shall pay to Licensor the monthly minimum royalty payments for January and February 1999, less any 1999 royalty payments paid to date. Failure to make a monthly payment shall have the same effect as failure to make the minimum annual royalty payments as set forth in Section 8.1 of the License Agreement. Such monthly payments shall be deemed royalty payments for purposes of the License Agreement and shall be subject to
          Section 2.5 thereof.

          The parties understand and acknowledge that Licensee has advanced royalty payments to Licensor in the amount of $308,521.58. Commencing January 1, 2004, in recognition of these advance royalty payments, Licensee shall deduct from the monthly minimum royalty payments due from Licensee to Licensor $8,570.04 per month for thirty-six (36) months until all such prepaid royalties have been repaid in full. If the License


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          Agreement is terminated prior to repayment in full of the prepaid royalty, Licensor shall within 30 days of the termination of the License Agreement, pay to Licensee the full amount of the prepaid royalty still outstanding.

          Notwithstanding the foregoing, if the License Agreement is converted by Licensor or Licensee into a non-exclusive agreement in accordance with its terms, Licensee shall be relieved of any requirement to pay minimum royalties hereunder. In such case, amounts due to Licensee in recognition of the advance royalty payments made by Licensee shall be deducted from any royalty payments due from Licensee to Licensor under the non-exclusive license until all prepaid royalties have been paid in full.

          (d) Section 8.1(b) of the License Agreement is restated in its entirety as follows:

          (d) Notwithstanding the foregoing and subject to paragraph (d) of this Section 8.1, Licensor of Licensee, at either party's discretion and option, shall have the right to terminate this Agreement or to convert any license granted hereunder into a non-exclusive license in the event Licensee fails to meet the following goals:

                                                       Minimum Annual
          Period                                       Net Sales Price
          ------                                       ---------------
          From January 1, 1999 to December 31, 1999      $12,500,000
          From January 1, 2000 to December 31, 2000      $12,500,000
          From January 1, 2001 to December 31, 2001      $12,500,000
          From January 1, 2002 to December 31, 2002      $12,500,000
          From January 1, 2003 to December 31, 2003      $12,500,000
          From January 1, 2004 to December 31, 2004      $20,000,000
          From January 1, 2005 to December 31, 2005      $25,000,000
          From January 1, 2006 to December 31, 2006      $30,000,000
          From January 1, 2007 to December 31, 2007      $35,000,000
          From January 1, 2008 to December 31, 2008      $40,000,000
          From January 1, 2009 to December 31, 2009      $40,000,000
          Each calendar year thereafter                  $40,000,000

     6. Licensee Negotiation Right. Notwithstanding anything to the contrary contained herein or in the License Agreement, commencing June 1, 2003, Licensee shall have the option to request of Licensor that the terms of the License Agreement be renegotiated between the Licensee and the Licensor. Following such request, executives of Licensee and Licensor shall meet over a 90 day period and in good faith attempt to come to an agreement on revised terms for the License Agreement. If after 90 days from the date Licensee gave notice of its desire to exercise it negotiation rights pursuant to this Section 6, Licensor and Licensee have not reached agreement on the revised terms of the License Agreement, then Licensee shall have the option to


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convert the license granted hereunder to a non-exclusive license, in which case
Licensee shall have no further obligation to meet the Minimum Annual Net Sales Price goals set forth in Section 8.1(d) of the License Agreement, to make the minimum monthly royalty payments provided for in Section 2.5(g) of the License Agreement, or to make the Development Fee payments provided for in Section 7 of this Amendment No. 4.

     7. Development Fees. Commencing March 1, 1999 and continuing through December 31, 2003, Licensee agrees to reimburse Licensor for expenses incurred which are directly related to the development by Licensor of Twin Tube and other new shock absorber technology (collectively referred to as "New Show Absorber Technology") up to a maximum of $33,333 per month (to an annual maximum of $400,000) (the "Development Fee"). Licensor shall only be entitled to the Development Fee to the extent that its expenses incurred fall within the categories of expenses and dollar limits established for such categories of expenses specified in the Monthly Expense Budget established by Licensor and Licensee. Budget overruns shall not be reimbursed by Licensee (unless mutually agreed to in writing by Licensor and Licensee). The initial Monthly Expense Budget of Licensor shall be as follows: salary and overhead - $7,800; outside consulting - $6,533; consulting-Yoder, plus expenses - $9,000; and Don Richardson's salary, plus expenses - $10,000. Each month Licensor (with the assistance of Licensee) shall provide Licensee with a detailed accounting which documents the expenses it incurred in the prior month in connection with the development of the New Shock Absorber Technology and which indicates which category of the Monthly Expense Budget the expenses fall within. The accounting shall include a report of hours spent and the status of the development efforts of Licensor. Within 10 days following receipt of such accounting Licensee shall pay directly each consultant, employee, vendor or supplier for those expenses directly related to the development of the New Shock Absorber Technology which fall within but do not exceed the dollar limits for each category of expense established in the Monthly Expense Budget. The Monthly Expense Budget may be modified from time to time with the written agreement of Licensor and Licensee.

     Notwithstanding the foregoing, (1) until March 1, 2002, Licensee will pay to Yoder out of the Development Fee the monthly consulting fee set forth in the budget above, and (2) until December 31, 2003, Licensee will pay to Don Richardson out of the Development Fee the salary set forth in the budget above, so long as Licensor continues to actively develop the New Shock Absorber Technology.

     If the License Agreement is terminated or converted by Licensor or Licensee into a non-exclusive agreement in accordance with its terms, Licensee shall be relieved of any requirement to pay the Development Fee hereunder.

     Notwithstanding anything to the contrary contained herein or in the License Agreement, Licensor hereby grants to Licensee an exclusive, royalty free perpetual license, with all rights to sublicense, of all developments of Licensor funded with the Development Fee whether or not patentable, developed, discovered or acquired by Licensor during the term of the License Agreement. Licensor hereby grants to Licensee an exclusive, royalty-free perpetual license with all rights to sublicense, of all of Licensor's manufacturing know-how, technologies and techniques developed by Licensor utilizing the Development Fee.


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     8.   Warrants. Upon execution of this Amendment No. 4, Licensee and
Licensor shall execute the Warrant Agreements, in substantially the form attached hereto as Exhibits A and B, providing for Licensee to issue to Licensor three year warrants to purchase up to 22,313 shares of Licensee common stock and five year warrants to purchase up to 11,501 shares of Licensee common stock, all on the terms and subject to the conditions set forth in the Warrant Agreements.

     9. Effect of Amendment. Except as otherwise modified hereby, the terms of the License Agreement shall remain in full force and effect.

     10. Effective Date of Amendment No. 4. This Amendment No. 4 shall become effective upon the consent of the limited partners of Licensor to the execution of this Amendment No. 4 by Licensor as called for by Licensor's Limited Partnership Agreement, as amended. Within two business days of receiving the consent, Licensor shall provide Licensee with written notice that the consent has been received.

     IN WITNESS WHEREOF, the parties have executed this Amendment No. 4 as of the date first written above.


RICOR RACING AND DEVELOPMENT, L.P.      EDELBROCK CORPORATION
205 Amador Road                         2700 California Street
Sutter Creek, CA 95685                  Torrance, CA 90503


By: RICOR, Inc., its General Partner


/s/ DON RICHARDSON                      By: /s/ VICTOR EDELBROCK
-------------------------------            ----------------------------
Don Richardson                               Victor Edelbrock
President                                    President



RICOR, Inc.


By: /s/ DON RICHARDSON
    ---------------------------
    Don Richardson
    President



/s/ DON RICHARDSON
-------------------------------
Don Richardson



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